AMENDMENT TO BYLAWS OF UNITED SECURITY BANCSHARES, INC.
                          EFFECTIVE JUNE 30, 1997


          Section 3.09 of ARTICLE THREE is deleted in its entirety and the following substituted therefore:

          3.09 Quorum; Voting. At all meetings of the board of directors, a majority of the directors fixed in the manner provided in these bylaws shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The vote of a majority of the directors present at a meeting at which a quorum is in attendance shall be the act of the board of directors, unless the vote of a different number is required by the articles of incorporation or these bylaws. Notwithstanding anything to the contrary in these bylaws, the affirmative vote of two-thirds (2/3) of the total number of directors is required to approve the following: (1) any tender offer or exchange offer or any proposal for a merger made to the Corporation; (2) the sale of all the stock or assets of, or a business combination involving the Corporation or any of its subsidiaries; (3) the sale of a substantial equity interest in, or a substantial portion of the assets of the Corporation or any of its subsidiaries, including a plan of liquidation of the Corporation or any of its subsidiaries; or (4) the addition or removal of any person with significant influence over major policymaking decisions of the Corporation, including, but not limited to, those persons who, without regard to title, exercise the authority of one or more of the following positions: chief executive officer, president, chief operating officer, chief financial officer, chief lending officer, or chief investment officer.



          Dated this the 30th day of June, 1997.




                              United Security Bancshares, Inc.


                              By: /s/ Jack M. Wainwright, III
                              Its: President and Chief Executive Officer